Exhibit 99.1

Contact:

Kenneth Smith

Chief Financial Officer

716.826.6500 ext. 3217

kwsmith@gibraltar1.com

Gibraltar Industries Announces Exchange Offer for Unregistered 6.25% Senior Subordinated Notes due 2021

Buffalo, New York, July 31, 2013 – Gibraltar Industries, Inc. (Nasdaq: ROCK) has commenced an exchange offer for its outstanding unregistered 6.25% Senior Subordinated Notes due 2021 (the “old notes”). The old notes were issued on January 31, 2013 in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933 in an aggregate principal amount of $210.0 million. Holders of the old notes may exchange them for an equal principal amount of new 6.25% Senior Subordinated Notes due 2021 (the “new notes”), which will be issued pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission. Terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and provisions relating to additional interest applicable to the old notes do not apply to the new notes.

The exchange offer will expire at 12:00 a.m., New York City time, on August 29, 2013, unless extended. Tenders of the old notes must be made before the exchange offer expires and may be withdrawn at any time before the exchange offer expires.

Documents describing the terms of the exchange offer, including the prospectus and transmittal materials for making tenders, can be obtained from Gibraltar Industries, Inc., Attention: Timothy F. Murphy, Vice President, Treasurer and Secretary, telephone (716) 826-6500.

This news release is for informational purposes only, and is not an offer to buy or the solicitation of an offer to sell any security. The exchange offer is being made only pursuant to the exchange offer documents, including the prospectus and letter of transmittal that are being distributed to the holders of the old notes and have been filed with the Securities and Exchange Commission.

About Gibraltar

Gibraltar Industries is a leading manufacturer and distributor of building products, focused on residential and low-rise commercial building markets, as well as industrial and infrastructure markets. The Company generates more than 80% of its sales from products that hold leading positions in their markets, and serves customers across North America and Europe. Gibraltar’s strategy is to grow organically by expanding its product portfolio and penetration of existing customer accounts, while broadening its market and geographic coverage through the acquisition of companies with leadership positions in adjacent product categories. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Safe Harbor Statement

Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

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